Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated                      , 2005 related to Syniverse Holdings, Inc. in this Amendment No. 4 to Registration Statement (Form S-1) No. 333-120444 and related Prospectus of Syniverse Holdings, Inc. for the registration of $445,786,000 of its common stock.

Tampa, Florida

                     , 2005

The accompanying consolidated financial statements of Syniverse Holdings, Inc. give effect to the completion of the reverse stock split of the Company’s common stock, which will take place prior to the effectiveness of the Company’s planned initial public offering. All shares of common stock and per share amounts have been retroactively restated to reflect the effect of the reverse stock split. The above consent is in the form expected to be furnished by Ernst & Young LLP upon completion of the reverse stock split described in Note 25 to the December 31, 2003 consolidated financial statements and Note 23 to the September 30, 2004 consolidated financial statements, the completion of our audits and, assuming that up until the date of such completion and issuance of the financial statements, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/S/    ERNST & YOUNG LLP

Tampa, Florida

February 7, 2005